Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Crosstex Energy, Inc.:
     We consent to the use of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Crosstex Energy, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired, through its interest in Crosstex Energy, L.P., CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 any internal control evaluation over financial reporting associated with CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C.’s total assets of $488.2 million and total revenues of $66.3 million included in the consolidated financial statements of Crosstex Energy, Inc. and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of Crosstex Energy, Inc. also excluded an evaluation of the internal control over financial reporting of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C.
KPMG LLP
Dallas, Texas
May 31, 2006